EXHIBIT 16


                                       December 6, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re: Concord Fabrics Inc.
         File Reference No. I-5960

Gentlemen:

     We were previously the principal accountants for Concord Fabrics Inc. and, under the date of November 13, 1996, we reported on the consolidated financial statements of Concord Fabrics Inc. and subsidiaries as at and for the years ended September 1, 1996 and September 3, 1995. On December 4, 1996, our appointment as principal accountants was terminated. We have read Concord Fabrics Inc.'s statements included under Item 4 of its Form 8-K dated
December 6, 1996 and we agree with such statements.

                                       Very truly yours,

                                       /s/ EISNER & LUBIN LLP
                                       Certified Public Accountants